MOUNT KNOWLEDGE HOLDINGS, INC.

ACTION BY UNANIMOUS WRITTEN CONSENT OF
THE BOARD OF DIRECTORS

IN LIEU OF A SPECIAL MEETING

Dated as of __________, 2014

In conformity with Section 315 of Chapter 78 of the Nevada Revised Statutes and the by-laws of MOUNT KNOWLEDGE HOLDINGS, INC., a Nevada corporation (the “Corporation”), the undersigned, being all of the directors of the Corporation, hereby consents to and adopts the following resolutions and takes the following actions with the same force and effect as if such resolutions had been duly adopted and such actions duly taken at a meeting of the Board of Directors of the Corporation duly called and convened for such purpose on the date first set forth above, with a full quorum present and acting throughout:

WHEREAS, the Board of Directors of the Corporation desires to designate a series of the Corporation’s preferred stock, par value $0.0001 per share, as Series B Convertible Preferred Stock and desires to fix and determine the number, voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of such Series B Convertible Preferred Stock;

WHEREAS, the Board of Directors of the Corporation desires that such designation of the Series B Convertible Preferred Stock be deemed effective as of the date upon the filing of a certificate of designation with the Secretary of State of the State of Nevada;

WHEREAS, it is deemed to be in the best interests of the Corporation and its shareholders that the Corporation take the following actions.

NOW, THEREFORE, BE IT:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation, the Board of Directors of the Corporation hereby fixes and determines the number, voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of the first series of the preferred stock, par value $0.0001 per share, of the Corporation which shall consist of 1,000 shares and shall be designated as Series B Convertible Preferred Stock as follows:

1. Designation. This class of the preferred stock, par value US$0.0001 per share, of the Company created hereby shall be designated as the “Series B Preferred Stock.”

2. Authorization. The Company shall have the authority to issue 1,000 shares of the Series B Preferred Stock.

3. Dividend Provisions.  The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, on a pari passu basis with the holders of the Company’s common stock (“Common Stock”).

4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series B Preferred Stock shall be entitled to receive distributions out of the assets, whether capital or surplus, of the Company on a pari passu basis with the holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each holder.

5. Conversion. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time, at the office of the Company or any transfer agent for such stock, into one share of Common Stock.  The Series B Preferred Stock shall be converted, at the option of the Company, following the issuance of Common Stock in an equity offering of more than $5 million in cash.

6. Voting Rights and Board of Directors.

(a) General. The holders of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series B Preferred Stock could then be converted. With respect to such vote and except as otherwise expressly provided herein or as required by applicable law, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote.

(b) Board Size. The size of the Board shall be set and remain at five (5) directors, subject to changes made pursuant to Section 7 below.

(c) Election of Directors. So long as any shares of Series B Preferred Stock remain outstanding:

(i) the holders of shares of Series B Preferred Stock shall be entitled, voting separately as a single class, to elect three (3) directors of the Company (such directors, the “Series B Directors”) at or pursuant to each meeting or consent of the Company’s stockholders for the election of directors, to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of such directors.

(ii) the holders of shares of Common Stock and Series B Preferred Stock shall be entitled, voting together to elect the remaining directors of the Company at or pursuant to each meeting or consent of the Company’s stockholders for the election of directors, to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of any such directors.

7. Protective Provisions.

(a) So long as any shares of Series B Preferred Stock remain outstanding, the Company shall not, without first obtaining the approval of the holders of at least two-thirds of the then outstanding shares of Series B Preferred Stock voting together as a single class, undertake any action (whether by amendment of the Company’s Certificate of Incorporation or Bylaws or otherwise, and whether in a single transaction or a class of related transactions) that approves or effects any of the following transactions involving the Company or any of its subsidiaries:

(i) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock or creates, whether by merger, consolidation, reclassification or otherwise, any new class or class of shares having rights, preferences or privileges senior to or on a parity with shares of the Series B Preferred Stock;

(ii) repurchase any equity security (except with respect to shares of the Series B Preferred Stock);

(iii) effect a recapitalization, reclassification, split-off, spin-off or bankruptcy of the Company or any of its subsidiaries;

(iv) effect any Liquidation;

(v) increase or decrease the authorized size of the Board or any committee thereof or create any new committee of the Board of the Company or any of its subsidiaries;

(vi) appoint or change the auditors (“Auditors”) of the Company or any of its subsidiaries;

(vii) propose to amend or waive any provision of the Company’s or any of its subsidiaries’ constitutional documents; and

(viii) select the securities exchange or market and/or the underwriters in connection with any public offering of the Company’s securities and approve the valuation and terms and conditions for any such public offering.

(b)

For the avoidance of doubt, this Section 7(a) does not intend to, nor does it, create and recognize any additional rights (other than those rights already provided in the General Corporation Law of the State of Delaware or other applicable laws) to stockholders that are not holders of the Series B Preferred Stock. The approval requirement of the holders of the Series B Preferred Stock as set forth above for any matters listed in this Section 7 does not, by itself, indicate that such matter must be determined or approved by stockholders in general.

In addition to such other limitations as may be provided herein or in the Bylaws of the Company, so long as there are at least any shares of Series B Preferred Stock remain outstanding, the following acts of the Company or any of its subsidiaries (whether by amendment of the Company’s Certificate of Incorporation or Bylaws or otherwise, and whether in a single transaction or a class of related transactions) shall require the approval of the Board or its dully appointed committee, including the affirmative vote of at least one (1) Series B Director:

(i) declare or pay any dividend or distribution or redeem or make, or engage in a transaction that results in, any acquisition, sale of a substantial portion of equity or assets, merger, consolidation, plan of arrangement, redomiciling, joint venture or partnership arrangements or form any new subsidiary or pass any resolution relating to reduction of share capital, dissolution or liquidation;

(ii) sell, mortgage, pledge, lease, license, transfer or otherwise dispose of any of the Company’s assets (A) outside the ordinary course of business or (B) in an amount in excess of US$1,000,000 in aggregate over any twelve months, except covered by a Company’s budget or operating plan which has been approved by the Board, which approval must include the consent by Series B Directors;

(iii) engage in any business materially different from that described in the then current business plan, change the name of the Company any of its subsidiaries or cease any business undertaking of the Company any of its subsidiaries;

(iv) incur any indebtedness or assume any financial obligation or issue, assume, guarantee or create any liability for borrowed money in excess of US$1,000,000 in aggregate at any time outstanding unless such liability is incurred pursuant to the then current budget or operating plan;

(v) make any expenditure or other purchase of tangible or intangible assets from any person or invest in any entity in excess of US$1,000,000 unless such expenditure is made pursuant to the then current budget or operating business plan, or any investment in any securities or any financial derivative;

(vi) enter into any material agreement or contract with any party or group of related parties, (A) under which the Company’s or any of its subsidiaries’ aggregate commitments, pledge or obligations to such party or group of related parties are unlimited or potentially exceed US$1,000,000 over any 12-month period in the aggregate, (B) which is expected to generate more than US$1,000,000 of revenues per annum, or (C) which is outside the ordinary course of business (each, a “Material Contract”); amend, terminate of waive any material provision of a Material Contract; except, in each case, such act has been set forth in the Company’s budget or operating plan duly approved by the Board;

(vii) engage or enter into any transaction or agreement with any of the Company’s affiliates, shareholders, directors or officers, relatives of such shareholders, directors or officers or affiliates of such relatives or other related parties;  and

(viii) appoint (including renew an appointment or an employment contract), terminate or determine the Chief Executive Officer, President, the Chief Financial Officer, the Chief Operating Officer or any senior executive officers with a ranking of vice-president or above in the Company or any of its subsidiaries.

8. Amendments. The terms, conditions, rights and preferences contained in this Certificate of Designation may be amended, modified, waived, amended and restated or replaced in its entirety upon the approval of the Board with the consent of at least two-thirds of the then outstanding shares of Series B Preferred Stock voting as a separate class.

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Convertible Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Articles of Incorporation pursuant to the provisions of Section 1955 of Chapter 78 of the Nevada Revised Statutes; and it is further

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, alone or together, authorized to execute and deliver for and on behalf of the Corporation, all such instruments, reports, notices, consents, waivers, certificates and other documents, to make all arrangements, to pay all such fees and expenses, and to do and perform all such acts and things and to execute and deliver or file, in the name and on behalf of the Corporation, all such instruments, reports, notices, consents, waivers, certificates and other documents, as they may deem necessary or appropriate to effectuate the foregoing resolutions or otherwise in connection with the transactions described in or contemplated herein (such determination to be conclusively, but not exclusively, evidenced by the taking of such actions or by the execution of such instruments, reports and documents); and it is further

FURTHER RESOLVED, that any actions by any director, officer, employee or agent of the Corporation on or prior to the date hereof in furtherance of any of the foregoing matters be, and each such action hereby is, approved, ratified and confirmed in all respects as the action and deed of the Corporation; and it is further

FURTHER RESOLVED, that this Action by Unanimous Written Consent may be executed in any number of counterparts and when each director has executed at least one counterpart, the foregoing resolutions shall be deemed adopted and in full force and effect as of the date hereof.

FURTHER RESOLVED, that this Action by Unanimous Written Consent shall be filed with the minutes of meetings of the Board of Directors of the Corporation and shall be treated for all purposes as action taken at a meeting.

IN WITNESS HEREOF, the undersigned, constituting all of the members of the Board of Directors of the Corporation, has executed this Action by Unanimous Written Consent as of the date first above written.

JAMES D. BEATTY